Exhibit 4.2


THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                            ASSET PURCHASE AGREEMENT

     AGREEMENT made this 26th day of August, 1998, by and between Southern Cargo
Company,   Inc.  a  Florida   corporation,   (the   "ISSUER")   and   AccuFacts,
Pre-Employment Screening, Inc. ("APS")

     In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. PURCHASE OF ASSETS AND ISSUANCE OF STOCK. Subject to the terms and conditions of this Agreement, the ISSUER agrees to issue to APS or its assigns, 8,800,000 shares of the common stock of ISSUER, $0.01 par value (the "Shares"), in exchange for 100% of the assets and liablitities of APS.

     2. REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to APS the following:

          i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida. All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Florida.

          ii. Capital. The authorized capital stock of ISSUER consists of 50,000,000 shares of common stock, $0.001 par value, of which 1,000,000 are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of ISSUER are subject to any stock restriction agreements. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Florida.

          iii. Financial Statements. Exhibit B to this Agreement includes the balance sheet of ISSUER as of June 10, 1998, and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet in the financial statements, and the results of its operations for the periods indicated.

          iv. Absence of Changes. Since the date of the financial statements, there has not been any change in the financial condition or operations of ISSUER, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

          v.  Liabilities.   ISSUER  does  not  have  any  debt,  liability,  or
     obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the ISSUERS' financial statement. ISSUER is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock. There is no dispute of any kind between ISSUER and any third party, and no such dispute will exist at the closing of this Agreement. At closing, ISSUER will be free from any and all liabilities, liens, claims and/or commitments.

          vi. Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by SHAREHOLDERS.

          vii. Full Disclosure. None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

          viii. Contract and Leases. ISSUER is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

          ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER. ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

          x. Litigation. ISSUER is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

          xi. Conduct of Business. Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, entefc

          xii. Title. The Shares to be issued to APS will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to APS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to APS, impair, restrict or delay APS voting rights with respect to the Shares.

     3. APS represents and warrant to ISSUER the following:

          i.  Organization.   APS  is  a  corporation  duly  organized,  validly
     existing, and in good standing under the laws of New York, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in New York. All actions taken by the Incorporators, directors and shareholders of APS have been valid and in accordance with the laws of New York.

          ii. Counsel. APS and its shareholders represents and warrants that prior to Closing, that it represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, the law offices of Eric P. Littman, P.A. has acted as exclusive counsel to the ISSUER and has not represented either APS or its shareholders in any manner whatsoever.

          4. INVESTMENT INTENT. APS agrees that the Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration ( a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER.

     5. CLOSING. The closing of this transaction shall take place at the law offices of Eric P. Littman, 7695 S.W. 104th Street, Suite 210, Miami, Florida 33156. Unless the closing of this transaction takes place on or before August 28, 1998, then either party may terminate this Agreement.

     6. DOCUMENTS TO BE DELIVERED AT CLOSING.

          i.. By the ISSUER

               (1) Board of Directos Minutes authorizing the issuance of a certificate or certificates for 8,800,000 shares registered in the names of the APS or to such persons and entities as directed by APS..

               (2) The resignation of all officers of ISSUER.

               (3) A Board of Directors resolution appointing such person as APS designate as a director(s) of ISSUER.

               (4) The resignation of all the directors of ISSUER, except that of APS designee, dated subsequent to the resolution described in 3, above.

          ii.. By APS:

               (1) Bill of Sale Delivery transferring all the assets and liabilities of APS to the ISSUER.

     7. REMEDIES.

          i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Miami, Dade County, Florida in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     8. MISCELLANEOUS.

          i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

          ii. No oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

          iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

          iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

          v. Entire Agreement.  This Agreement contains the entire Agreement and
     understanding   between  the  parties  hereto,  and  supersedes  all  prior agreements and understandings.

          vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          vii. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

          ISSUER:        Eric P. Littman, Esquire
                         7695 S.W. l04th Street
                         Suite 210 Floor
                         Miami, Florida 33156

          APS:           John Svedese, Senior Administrator
                         5 Green Street
                         New York, NY 11214

     IN WITNESS WHEREOF, the undersigned has executed this Agreement this 26th day of August, 1998.

Southern Cargo Company, Inc.                 AccuFacts Pre-Employment
                                             Screening, Inc.



By: /s/ ERIC P. LITTMAN                      By: /s/ JOHN SVEDESE
    ---------------------------                  ---------------------------
    Eric P. Littman, President                   Jonh Svedese


     State of New York

     County of New York                             /s/ Evan H. Berger

          On August 31,  1998  before me              EVAN H. BERGER
     came John  Svedese who  attested to        Notary Public, State of NY
     and    executed    the   foregoing              No. 02BE5038504
     agreement.                                   Qualified in NY County
                                                Commission Expires 1/30/99